Exhibit 99.1

Press Release

Contacts:

Ronald W. Guire, Exec. VP, CFO Thomas R. Melendrez, Vice President (510) 668-7000	For Immediate Release July 16, 2003

CORRECTION

Exar Corporation Reports First Quarter Fiscal 2004 Results

Fremont, California, July 16, 2003 – Exar Corporation (NASDAQ: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure. Due to an error in the transmission of our press release issued earlier today for our first quarter fiscal 2004 results, one line item on the “Condensed Consolidated Balance Sheets,”–“Deferred income taxes, net,” was omitted. Attached is the complete and correct Condensed Consolidated Balance Sheets for first quarter fiscal 2004.

About Exar

Exar Corporation (NASDAQ: EXAR) designs, develops and markets high-performance, analog and mixed-signal silicon solutions for the worldwide communications infrastructure. Leveraging its industry-proven analog design expertise, system-level knowledge and standard CMOS process technologies, Exar provides OEMs innovative, highly integrated ICs that facilitate the transport and aggregation of signals in access, metro and wide area networks. The Company’s physical layer silicon solutions address transmission standards such as T/E carrier, ATM and SONET. Additionally, Exar offers ICs for both the serial communications and the video and imaging markets. The Company is based in Fremont, CA, had fiscal 2003 revenues of $67.0 million, and employs approximately 268 people worldwide. For more information about Exar, visit www.exar.com.

EXAR CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	JUNE 30, 2003	MARCH 31, 2003
ASSETS
Current assets
Cash, cash equivalents and marketable securities	$400,751	$367,851
Accounts receivable, net	3,996	4,275
Inventory	3,806	2,893
Other current assets	5,587	5,617

Total current assets	414,140	380,636
Property, plant and equipment, net	29,521	28,054
Long-term marketable securities	24,317	54,259
Other long-term investments	8,784	8,759
Deferred income taxes, net	7,523	7,482
Other non-current assets	49	35

Total assets	$484,334	$479,225

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$13,564	$12,147
Long-term obligations	303	312

Total liabilities	13,867	12,459
Total stockholders’ equity	470,467	466,766

Total liabilities and stockholders’ equity	$484,334	$479,225